Exhibit 99.1

News Release

Investor Relations: Liz Zale, +1 646 654 4593

Media Relations: Kristie Bouryal, +1 646 654 5577

NIELSEN REPORTS FIRST QUARTER 2013 RESULTS

•	Revenues for the quarter increased 3% to $1,376 million, up 4% in constant currency

•	Adjusted EBITDA for the quarter grew 5% to $349 million, up 6% in constant currency

•	Net income for the quarter grew 36% to $34 million, up 53% in constant currency

•	Adjusted Net Income for the quarter grew 26% to $145 million, up 29% in constant currency

New York, USA – April 25, 2013 – Nielsen Holdings N.V. (NYSE: NLSN), a leading global provider of information and insights into what consumers buy and watch, today announced financial results for the quarter ended March 31, 2013.

“Nielsen delivered solid revenue growth and strong operating performance in the first quarter,” said David Calhoun, Chief Executive Officer of Nielsen. “Our results reflect our continued ability to create value for our clients and we remain well-positioned to achieve our 2013 expectations.”

First Quarter 2013 Operating Results

Revenues for the first quarter increased 3% to $1,376 million, or 4% on a constant currency basis compared to the first quarter of 2012. Our revenue performance was driven by a 3% increase within our Buy segment (5% increase on a constant currency basis), a 4% increase within our Watch segment (4% on a constant currency basis) and a 7% decrease in our Expositions segment (7% on a constant currency basis). Global growth in Information services was driven by increased client investment in retail measurement, including the impact of additional coverage in the U.S. market. Our Insights services revenues declined due to lower discretionary spending by clients.

Adjusted EBITDA for the first quarter increased 5% to $349 million, or 6% on a constant currency basis compared to the first quarter of 2012. We continue to see the benefits of productivity efforts that enable our reinvestment in growth initiatives.

Net income for the first quarter increased 36% to $34 million, or 53% on a constant currency basis compared to the first quarter of 2012. Net income per share, on a diluted basis, was $0.09 compared to $0.07 in the first quarter of 2012.

Adjusted Net Income for the first quarter increased 26% to $145 million, or 29% on a constant currency basis compared to the first quarter of 2012. Adjusted Net Income per share was $0.38 compared to $0.31 in the first quarter of 2012.

Financial Position

As of March 31, 2013, cash balances were $233 million and gross debt was $6,320 million. Net debt (gross debt less cash and cash equivalents) was $6,087 million and our net debt leverage ratio was 3.76x at the end of the quarter. On March 20, 2013, our first quarterly dividend payment of $0.16 per share was made to shareholders of record as of March 6, 2013. Capital expenditures were $70 million for the first quarter of 2013 as compared to $82 million in the first quarter of 2012.

In February 2013, we amended our senior secured credit agreement to provide for a new class of term loans with an aggregate principal amount of $2.9 billion maturing May 1, 2016. The proceeds from this term loan were used to repay or replace in full a like amount of our existing Class A Term Loans maturing August 9, 2013, Class B Term Loans maturing May 1, 2016 and Class C Term Loans maturing May 1, 2016. As of March 31, 2013, approximately 90% of our debt portfolio had a maturity of 2016 or beyond.

Additionally, in February 2013, a secondary public offering of 40.8 million shares of our common stock was completed on behalf of certain selling stockholders, primarily comprised of the Sponsor group. All proceeds were received by the selling stockholders and the offering did not have a significant impact on our operating results or financial position.

Other Matters

On April 16, 2013, Arbitron’s shareholders voted to approve our proposed acquisition of Arbitron. The transaction remains subject to customary closing conditions, including regulatory review.

Conference Call and Webcast

Nielsen will hold a conference call to discuss first quarter results at 8:30 a.m. U.S. Eastern Time (ET) on April 25, 2013. The audio and slides for the call can be accessed live by webcast at www.nielsen.com/investors or by dialing +1-888-317-6016. Callers outside the U.S. can dial +1-412-317-6016. The passcode for the call is “Nielsen.” An audio replay and transcript will be available on the investor relations website after the call.

Forward-looking Statements

This news release includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as ‘will’, ‘expect’, ‘should’, ‘could’, ‘shall’ and similar expressions. These statements are subject to risks and uncertainties, and actual results and events could differ materially from what presently is expected. Factors leading thereto may include without limitations general economic conditions, conditions in the markets Nielsen is engaged in, behavior of customers, suppliers and competitors, technological developments, the acquisition of Arbitron, as well as legal and regulatory rules affecting Nielsen’s business and specific risk factors discussed in other releases and public filings made by the Company (including the Company’s filings with the Securities and Exchange Commission). This list of factors is not intended to be exhaustive. Such forward-looking statements only speak as of the date of this press release, and we assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events, or other factors.

About Nielsen

Nielsen Holdings N.V. (NYSE: NLSN) is a global information and measurement company with leading market positions in marketing and consumer information, television and other media measurement, online intelligence, mobile measurement, trade shows and related properties. Nielsen has a presence in approximately 100 countries, with headquarters in New York, USA and Diemen, the Netherlands. For more information, visit www.nielsen.com.

From time to time, Nielsen may use its website and social media outlets as channels of distribution of material company information. Financial and other material information regarding the company is routinely posted and accessible on our website at http://www.nielsen.com/investors, our Twitter account at http://twitter.com/NielsenIR and our iPad App, NielsenIR, available on the App Store.

Results of Operations—(Three Months Ended March 31, 2013 and 2012)

The following table sets forth, for the periods indicated, the amounts included in our Condensed Consolidated Statements of Operations:

	Three Months Ended March 31 (Unaudited)
(IN MILLIONS EXCEPT SHARE AND PER SHARE DATA)	2013	2012
Revenues	$1,376	$1,334

Cost of revenues	593	564
Selling, general and administrative expenses	451	447
Depreciation and amortization	126	129
Restructuring charges	35	37

Operating income	171	157

Interest income	1	1
Interest expense	(83)	(106)
Foreign currency exchange transaction losses, net	(12)	(9)
Other expense, net	(12)	(6)

Income from continuing operations before income taxes and equity in net income of affiliates	65	37
Provision for income taxes	27	8
Equity in net loss of affiliates	1	2

Income from continuing operations	37	27
Loss from discontinued operations, net of tax	3	2

Net income	34	25
Net loss attributable to noncontrolling interests	1	—

Net income attributable to Nielsen stockholders	$35	$25

Net income per share of common stock, basic and diluted
Income from continuing operations	$0.10	$0.07
Discontinued operations, net of tax	$(0.01)	$(0.00)
Net income attributable to Nielsen stockholders	$0.09	$0.07
Weighted-average shares of common stock outstanding, basic(a)	370,583,217	360,881,693
Dilutive shares of common stock	4,973,804	4,839,365

Weighted-average shares of common stock outstanding, diluted	375,557,021	365,721,058

(a)	On February 1, 2013, the mandatory convertible subordinated bonds were converted into 10,416,700 shares of Nielsen’s common stock at a conversion rate of 1.8116 shares per $50.00 principal amount of the bonds.

Certain Non-GAAP Measures

We use the non-GAAP financial measures discussed below to evaluate the results of our operations. We believe that the presentation of these non-GAAP measures provides useful information to investors regarding financial and business trends related to our results of operations and that when this non-GAAP financial information is viewed with our GAAP financial information, investors are provided with a more meaningful understanding of our ongoing operating performance. None of the non-GAAP measures presented should be considered as an alternative to net income or loss, operating income or loss, cash flows from operating activities, total indebtedness or any other measures of operating performance, liquidity or indebtedness derived in accordance with GAAP. These non-GAAP measures have important limitations as analytical tools and should not be considered in isolation or as substitutes for an analysis of our results as reported under GAAP. Our use of these terms may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation.

Constant Currency Presentation

We evaluate our results of operations on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our results of operations, consistent with how we evaluate our performance. We calculate constant currency percentages by converting our prior-period local currency financial results using the current period exchange rates and comparing these adjusted amounts to our current period reported results.

Adjusted EBITDA and Adjusted Net Income

We define Adjusted EBITDA as net income or loss from our consolidated statements of operations before interest income and expense, income taxes, depreciation and amortization, restructuring charges, goodwill and intangible asset impairment charges, stock-based compensation expense and other non-operating items from our consolidated statements of operations as well as certain other items considered unusual or non-recurring in nature. We use Adjusted EBITDA to measure our performance from period to period both at the consolidated level as well as within our operating segments, to evaluate and fund incentive compensation programs and to compare our results to those of our competitors.

We define Adjusted Net Income as net income or loss from our consolidated statements of operations before income taxes, depreciation and amortization associated with acquired tangible and intangible assets, restructuring charges, goodwill and intangible asset impairment charges, other non-operating items from our consolidated statements of operations and certain other items considered unusual or non-recurring in nature, reduced by cash paid for income taxes. Also excluded from Adjusted Net Income is interest expense attributable to the mandatory convertible subordinated bonds converted on February 1, 2013. Adjusted Net Income per share of common stock presented on a diluted basis includes potential common shares associated with stock-based compensation plans that may have been considered anti-dilutive in accordance with GAAP. The amount also includes the weighted-average amount of shares of common stock convertible associated with the mandatory convertible bonds based upon the average price of our common stock during the period.

Adjusted Net Income and Adjusted Net Income per share of common stock are not presentations made in accordance with GAAP.

The below table presents a reconciliation from net income to Adjusted EBITDA and Adjusted Net Income and a reconciliation from weighted-average shares outstanding on a GAAP basis to diluted shares outstanding for the three months ended March 31, 2013 and 2012, respectively:

	Three Months Ended March 31, (Unaudited)
(IN MILLIONS EXCEPT SHARE AND PER SHARE DATA)	2013	2012
Net income	$34	$25
Loss from discontinued operations, net of tax	3	2
Interest expense, net	82	105
Provision for income taxes	27	8
Depreciation and amortization	126	129

EBITDA	272	269
Equity in net loss of affiliates	1	2
Other non-operating expense, net	24	15
Restructuring charges	35	37
Stock-based compensation expense	10	8
Other items	7	2

Adjusted EBITDA	349	333
Interest expense, net	(82)	(105)
Depreciation and amortization	(126)	(129)
Depreciation and amortization associated with acquisition-related tangible and intangible assets	41	41
Cash paid for income taxes	(29)	(23)
Stock-based compensation expense	(10)	(8)
Interest expense attributable to mandatory convertible bonds	2	6

Adjusted net income	$145	$115

Adjusted net income per share of common stock, diluted	$0.38	$0.31

Weighted-average shares of common stock outstanding, basic	370,583,217	360,881,693
Dilutive shares of common stock from stock compensation plans	4,973,804	4,839,365
Shares of common stock convertible associated with the mandatory convertible bonds	3,587,974	10,416,700

Weighted-average shares of common stock outstanding, diluted	379,144,795	376,137,758

Net Debt and Net Debt Leverage Ratio

The net debt leverage ratio is defined as net debt (gross debt less cash and cash equivalents) as of the balance sheet date divided by Adjusted EBITDA for the twelve months then ended. Net debt and the net debt leverage ratio are commonly used metrics to evaluate and compare leverage between companies and are not presentations made in accordance with GAAP. The calculation of net debt and the net debt leverage ratio as of March 31, 2013 is as follows:

(IN MILLIONS)
Gross debt as of March 31, 2013	$6,320
Less: cash and cash equivalents as of March 31, 2013	233

Net debt as of March 31, 2013	$6,087
Adjusted EBITDA for the year ended December 31, 2012	$1,605
Less: Adjusted EBITDA for the three months ended March 31, 2012	333
Add: Adjusted EBITDA for the three months ended March 31, 2013	349

Adjusted EBITDA for the twelve months ended March 31, 2013	$1,621
Net debt leverage ratio as of March 31, 2013	3.76x

Unaudited Supplemental Information

In March 2013, we completed the exit and shut down of one of our legacy online businesses and recorded a net loss of $3 million associated with this divestiture. The condensed consolidated statements of operations reflect the operating results of this business as a discontinued operation. Note that the discontinued operations had no impact on our Buy or Expositions segments. Summarized results of operations for this discontinued operation for the three months ended March 31, 2013 are as follows:

(IN MILLIONS)
Revenues	$3
Adjusted EBITDA	(2)

The below tables detail supplemental unaudited Total Nielsen and Watch segment revenues and non-GAAP business segment income, which have been adjusted to reflect the impact of the discontinued operations on our historical operating results, for each of the quarterly periods in the two years ended December 31, 2012 and 2011.

Revenues	Watch	Total Nielsen
(IN MILLIONS)
2012
Three months ended March 31	$474	$1,334
Three months ended June 30	493	1,380
Three months ended September 30	499	1,418
Three months ended December 31	521	1,458

Total	$1,987	$5,590

Revenues	Watch	Total Nielsen
(IN MILLIONS)
2011
Three months ended March 31	$462	$1,296
Three months ended June 30	481	1,390
Three months ended September 30	479	1,407
Three months ended December 31	497	1,414

Total	$1,919	$5,507

Non-GAAP Business Segment Income	Watch	Total Nielsen
(IN MILLIONS)
2012
Three months ended March 31	$186	$333
Three months ended June 30	213	390
Three months ended September 30	213	425
Three months ended December 31	234	457

Total	$846	$1,605

2011
Three months ended March 31	$176	$319
Three months ended June 30	199	386
Three months ended September 30	195	408
Three months ended December 31	208	430

Total	$778	$1,543